EXHIBIT 99.1


                                                                    NEWS RELEASE

COMPANY CONTACT:
Barry Regenstein, Chief Operating Officer
Command Security Corporation
845-454-3703

                          COMMAND SECURITY CORPORATION
                                     REPORTS
                           WAIVER AND AMENDMENT LETTER
                                 FROM ITS LENDER
                         CIT GROUP/BUSINESS CREDIT, INC.

Lagrangeville, New York***February 4, 2005***Command Security Corporation (OTCBB: CMMD.OB) announced today that it received a Waiver and Amendment letter (the "Waiver") from its lender CIT Group/Business Credit, Inc. (CIT). The Waiver confirms that (i) the Company's previously reported failure to comply with a fixed charge coverage ratio and a non-financial covenant related to the change in management and stock ownership of the Company shall not constitute defaults and/or events of default under the Company's financing agreement with CIT dated December 12, 2003, as amended, (the "Agreement") and (ii) CIT waives any and all rights they may have to accelerate any of the obligations and exercise any other remedies against the Company or the collateral as a result thereof.

In addition, CIT (i) rescinds and revokes its Notice of Default/Reservation of Rights letter dated September 2, 2004 effective as of February 1, 2005 and (ii) confirms that they will cease charging the default rate of interest of 2% over the bank rate of interest, as defined, on all obligations under the Agreement effective as of January 1, 2005.

Command Security Corporation provides aviation and security guard services through company-owned offices in New York, New Jersey, California, Illinois, Connecticut, Florida, Massachusetts, Pennsylvania, Maryland and Oregon.

This  announcement  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future Operating Results" in the company's annual report on Form 10-KSB for the year ended March 31, 2004, and such other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more information concerning the Company, please refer to its website at www.commandsecurity.com and to the Edgar website www.sec.gov/edgar.shtml.